UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2013

Trinity Place Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(201) 902-9600

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sale of Equity Securities

On October 1, 2013, Trinity Place Holdings Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund (“Third Avenue”) pursuant to which the Company sold to Third Avenue 3,369,444 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), for $13,477,776.00, or $4.00 per share. Upon the effectiveness of the Amended Certificate (as such term is defined in Item 3.03 of this Current Report on Form 8-K (“Form 8-K”)), one share of Special Stock, par value $.01 (“Special Stock”), will be issued and sold to Third Avenue for the par value of such share payable in cash. The share of Special Stock will enable Third Avenue or its affiliated designee to elect one member of the Company’s Board of Directors (the “Board”). The sale of shares of the Common Stock and the share of Special Stock are made in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and Third Avenue, and the Company has agreed to indemnify Third Avenue, subject to certain limitations, in the event of a breach of the Company’s representations or warranties or the failure of the Company to fulfill any covenants in the Purchase Agreement. The Purchase Agreement also requires the Company to file and maintain the effectiveness of a registration statement covering Third Avenue’s resale of the shares of Common Stock acquired under the Purchase Agreement.

As previously disclosed, under the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries, dated July 13, 2012 (the “Plan”), the proceeds from the sale of the Common Stock to Third Avenue can be used to fund operating expenses and other Company obligations in excess of the Company’s overhead and other reserves.

The above description of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Form 8-K.

ITEM 3.03 Material Modification to Rights of Securities Holders

Following approval by the Board on September 26, 2013, the holders of a majority of the outstanding shares of Common Stock and the holder of the one outstanding share of Series A Preferred Stock, par value $.01 (“Series A Preferred Stock”), executed written consents effective as of September 30, 2013 approving an amended and restated version of the Company’s Certificate of Incorporation (the “Amended Certificate”) to (i) increase the total number of authorized shares to 40,000,000, (ii) increase the total number of authorized shares of Common Stock to 39,999,997, (iii) authorize the issuance of the one share of Special Stock and (iv) provide that, from the issuance of the one share of Special Stock and until the Special Stock Ownership Threshold (as defined in the Amended Certificate) is no longer satisfied, one director of the five-member Board be elected by the holder of the share of Special Stock and the number of directors of the Board elected by the holders of Common Stock be reduced from three to two.

Written consents were executed and delivered to the Company by holders of 9,080,660 shares of our Common Stock (representing approximately 54.6% of the 16,630,554 shares of Common Stock outstanding as of the record date of September 26, 2013) and by the holder of the one share of Series A Preferred Stock outstanding.

The Amended Certificate will become effective upon its filing with the Secretary of State of Delaware. The Company currently anticipates that the Amended Certificate will be filed and take effect on or about November 4, 2013.

The above description of the Amended Certificate does not purport to be complete and is qualified in its entirety by the full text of the form of the Company’s Amended and Restated Certificate of Incorporation, which is attached as Exhibit 3.1 to this Form 8-K.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2013, the Company entered into an employment agreement with Matthew Messinger (the “Employment Agreement”) to serve as President and Chief Executive Officer (“CEO”) of the Company effective immediately.

Matthew Messinger, 41, served as an executive for over eighteen years (until February 2013) at Forest City Ratner Companies (“FCRC”), a wholly owned subsidiary of Forest City Enterprises (“FCE”), where he most recently was Executive Vice President and Director of Investment Management. In this role, Mr. Messinger led the New York Investment Committee of FCRC and served on the Investment Committee and Executive Management Committee of FCE. Mr. Messinger has extensive development, asset management, finance and tax credit structuring experience across a wide range of asset classes including retail, hotel, residential, office, arena and professional sports teams. FCRC is a New York based diversified real estate development and management company. FCE is one of the largest publicly traded real estate development and ownership companies in the United States with a total enterprise value of approximately $13 billion. Mr. Messinger holds a Bachelor of Science degree from Wesleyan University.

The description of the Employment Agreement set forth below is qualified in its entirety by the full text of the Employment Agreement, which is attached as Exhibit 10.2 to this Form 8-K.

Under the terms of the Employment Agreement, Mr. Messinger is entitled to receive an initial annual base salary of $700,000. In addition, Mr. Messinger will be entitled to grants of restricted stock units (the “RSU Awards”) that the Company expects will result in Mr. Messinger holding approximately 1,500,000 shares of Common Stock after settlement of all of the RSU Awards and netting for taxes. The RSU Awards will be granted as follows:

•	a restricted stock unit award covering 250,000 shares of Common Stock upon the effectiveness of the Company’s filing of the Amended Certificate with the Secretary of State of Delaware;

•	a restricted stock unit award covering 476,190 shares of Common Stock on or prior to March 31, 2014, provided Mr. Messinger has delivered a favorable resolution regarding the payment or deferral of payment to Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims (each as defined in the Plan) and a credible plan with regard to the development, lease or sale of each of the Company’s Westbury and Paramus properties and any financing related to any such plan;

•	a restricted stock unit award covering 363,095 shares of Common Stock on or prior to March 31, 2014, provided Mr. Messinger has delivered a credible plan with regard to the development, lease or sale of the Company’s Trinity Place property and any financing related to any such plan;

•	a restricted stock unit award covering 363,095 shares of Common Stock on or prior to December 31, 2014, provided Mr. Messinger has delivered a favorable resolution regarding the payment or deferral of certain claims of Filene’s Class 4A and B General Unsecured (Short-Term) Claims and Filene’s Class 5A and B General Unsecured (Long-Term) Claims (each as defined in the Plan), a credible plan with regard to the development, lease or sale of the Company’s West Palm and Secaucus properties and any financing related to any such plan, and a progress report on the resolutions of the Trinity Place property;

•	a restricted stock unit award covering 363,095 shares of Common Stock on or prior to March 31, 2015; and

•	a restricted stock unit award covering 363,095 shares of Common Stock upon payments of the Initial Majority Shareholder Payment and the Subsequent Majority Shareholder Payment (each as defined in the Plan) on or prior to December 31, 2015.

The RSU Awards (other than the first RSU Award covering 250,000 shares which will be immediately vested) will vest in three equal annual installments and be subject to other conditions, including Mr. Messinger’s continued employment on the applicable vesting dates, as set forth in the Employment Agreement and the form of RSU Award agreement. The form of the RSU Award agreement is attached as Exhibit A to the Employment Agreement, which is attached as Exhibit 10.2 to this Form 8-K.

The Company has agreed under the Employment Agreement to reimburse Mr. Messinger’s reasonable legal fees and expenses associated with review and negotiation of the Employment Agreement up to $14,500.

In the event Mr. Messinger’s employment is terminated by the Company other than for Cause, death or Disability or if Mr. Messinger terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), subject to his execution of a release of claims, he would be entitled to the following: (i) a lump sum payment of six months Base Salary for each full 12-month period employed under the Employment Agreement, subject to a minimum and a maximum amount of $350,000 and $1,400,000, respectively, (ii) acceleration of vesting of any unvested RSU Award and any other equity awards that have been granted as of the date of termination, (iii) to the extent Mr. Messinger has not been granted all the RSU Awards, the grant and immediate vesting of restricted stock units covering 363,095 shares (839,285) shares if such termination occurs prior to March 31, 2014) and (iv) payment of the monthly premium for COBRA continuation coverage under the Company’s health, dental and vision plans for eighteen (18) months. If such termination of employment occurs within 60 days prior to or within 12 months following a Change of Control (as that term is defined in the Employment Agreement), Mr. Messinger will also be entitled to the grant and immediate vesting of any RSU Awards that have not been granted as of the date of termination.

In the event of Mr. Messinger’s death or Disability, he would be entitled to acceleration of vesting of that portion of any outstanding RSU Awards granted prior to the date of termination that would have vested during the 12-month period immediately termination by reason of his death or disability.

The Employment Agreement also contains covenants addressing post-employment non-competition, non-solicitation of employees and customers provisions.

In connection with a future transaction or series of transactions whereby the Company its sells equity securities, the Company agrees to reserve a pool shares of Common Stock for the grant of equity awards to key employees of the Company, including Mr. Messinger. Upon the closing of such a transaction, Mr. Messinger will also be considered for a new equity award, which would take into the account the terms and conditions of such sale.

ITEM 5.03 Amendment to Articles of Incorporation or Bylaws

The information set forth under Item 3.03 of this Form 8-K regarding the Amended Certificate is incorporated by reference into this Item 5.03.

ITEM 5.07 Submission of Matters to Vote of Security Holders

The information set forth under Item 3.03 of this Form 8-K regarding the Amended Certificate is incorporated by reference into this Item 5.07.

ITEM 8.01 Other Events

On September 27 and 30, 2013, the Company made payments of the presently Allowed Claims (as defined in the Plan) to the holders of Syms and Filene’s Class 3 (Convenience Claims) and the Syms Unsecured Creditors in Syms Class 4 General Unsecured Claims (all as defined in the Plan), together with other payments required under the Plan, in an aggregate amount of approximately $30.2 million.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
3.1	Form of Amended and Restated Articles of Incorporation
10.1	Stock Purchase Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund
10.2	Employment Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Matthew Messinger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated:  October 2, 2013

EXHIBIT INDEX

Exhibit	Description
3.1	Form of Amended and Restated Articles of Incorporation
10.1	Stock Purchase Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Third Avenue Trust, on behalf of Third Avenue Real Estate Value Fund
10.2	Employment Agreement, dated as of October 1, 2013, between Trinity Place Holdings Inc. and Matthew Messinger